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                                   EXHIBIT 23

                               CONSENT OF KPMG LLP

The Board of Directors
The Aristotle Corporation:

We consent to the incorporation by reference in the registration statements File No. 333-41845 (Registration Rights Agreement), File No. 333-41841 (1997 Employee and Director Stock Plan), File No. 333-108803 (1997 Employee and Director Stock
Plan) and File No. 333-108802 (2002 Employee, Director and Consultant Stock
Plan) of The Aristotle Corporation of our reports dated February 15, 2004 with respect to the consolidated balance sheets of The Aristotle Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of The Aristotle Corporation. Our report refers to the Company's change in its method of accounting for goodwill in 2002.

Milwaukee, Wisconsin
March 29, 2004